Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 5, 2008

iPath Exchange Traded Notes

iPath® Dow Jones-AIG Industrial Metals Total

Return Sub-IndexSM ETN

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–AIG Industrial Metals Total

Return Sub-IndexSM ETN is designed to provide investors with cost-effective exposure to industrial metals commodities as measured by the Dow Jones–AIG Industrial Metals Total Return Sub-IndexSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS

Ticker JJM

Intraday indicative value ticker JJM.IV

Bloomberg index ticker DJAIINTR

CUSIP 06738G407

Primary exchange NYSE Arca

Yearly fee 0.75%*

Inception date 10/23/07

Maturity date 10/22/37

Index Dow Jones-AIG Industrial Metals Total

Return Sub-IndexSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AA

Moody’s rating Aa1

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath

ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered,

suspended or withdrawn entirely by the applicable rating agency. Any such lowering,

suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

INDEX SECTOR BREAKDOWN

High Grade Primary Aluminum 40.45%

Copper 39.16%

Special High Grade Zinc 10.61%

Primary Nickel 9.79%

Sources: Dow Jones, AIG-FP as of 06/30/08. Subject to change. For current weightings,

please go to www.iPathETN.com.

INDEX CORRELATIONS

Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM 1.00

Dow Jones-AIG Commodity Index Total ReturnSM 0.52

S&P GSCI™ Total Return Index 0.22

S&P 500 Index 0.17

Lehman Brothers U.S. Aggregate Index -0.09

MSCI EAFE Index 0.34

S&P GSCI™ Industrial Metals Index 0.99

Sources: S&P, Dow Jones and AIG Financial Products Corp., Lehman Brothers, MSCI Inc.,

Bloomberg, BGI (06/03—06/08), based on monthly returns.

iPath® Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM ETN

FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com

The Dow Jones–AIG Industrial Metals Total Return Sub-IndexSM is a sub-index of the Dow Jones–AIG Commodity IndexSM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is currently composed of four futures contracts on industrial metals, three of which (aluminum, nickel and zinc) are traded on the

London Metal Exchange and the other of which (copper) is traded on the COMEX division of the New York Mercantile Exchange.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/08)

1-YEAR RETURN % 3-YEAR RETURN %

ANNUALIZED

5-YEAR RETURN %

ANNUALIZED

STANDARD DEVIATION

% ANNUALIZED*

Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM -3.83 34.32 32.35 21.91

Dow Jones-AIG Commodity Index Total ReturnSM 41.56 19.84 18.60 14.59

S&P GSCI™ Total Return Index 75.98 19.74 21.30 21.00

S&P 500 Index -13.12 4.41 7.58 9.46

Lehman Brothers U.S. Aggregate Index 7.12 4.09 3.86 3.57

MSCI EAFE Index -10.61 12.84 16.67 11.47

S&P GSCI™ Industrial Metals Index -1.34 33.52 32.60 21.15

* Based on monthly returns for 06/03—06/08. Sources: S&P, Dow Jones, AIG-FP, Lehman Brothers, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are

affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on industrial metals may be subject to a number of additional factors specific to industrial metals that might cause price volatility. These include changes in the level of industrial activity using industrial metals (including the availability of substitutes such as man-made or synthetic substitutes);

disruptions in the supply chain, from mining to storage to smelting or refining; adjustments to inventory;

variations in production costs, including storage, labor and energy costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

“Dow Jones®”, “AIG®”, “Dow Jones–AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones–AIG

Commodity Index Total ReturnSM”, “Dow Jones–AIG Agriculture Total Return Sub-IndexSM”, “Dow

Jones–AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones–AIG Cocoa Total Return Sub-IndexSM”,

“Dow Jones–AIG Coffee Total Return Sub-IndexSM”, “Dow Jones–AIG Copper Total Return

Sub-IndexSM”, “Dow Jones–AIG Cotton Total Return Sub-IndexSM”, “Dow Jones–AIG Energy Total Return

Sub-IndexSM”, “Dow Jones–AIG Grains Total Return Sub-IndexSM”, “Dow Jones–AIG Industrial Metals

Total Return Sub-IndexSM”, “Dow Jones–AIG Lead Total Return Sub-IndexSM”, “Dow Jones–AIG

Livestock Total Return Sub-IndexSM”, “Dow Jones–AIG Natural Gas Total Return Sub-IndexSM”, “Dow

Jones–AIG Nickel Total Return Sub-IndexSM”, “Dow Jones–AIG Platinum Total Return Sub-IndexSM”,

“Dow Jones–AIG Precious Metals Total Return Sub-IndexSM”, “Dow Jones–AIG Softs Total Return

Sub-IndexSM”, “Dow Jones–AIG Sugar Total Return Sub-IndexSM”, and “Dow Jones–AIG Tin Total Return

Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”),

and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG

Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG

Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of

Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of

Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 6162-iP-0608

Not FDIC Insured • No Bank Guarantee • May Lose Value

BCY M-024-08008